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Exhibit 23.1



         CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan; and in the Registration Statement (Form S-8) pertaining to 1999 Equity Incentive Plan of Scientific Learning Corporation of our report dated February 9, 2001, except for Note 10, as to which the date is March 9, 2001 with respect to the financial statements and schedule of Scientific Learning Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


                                        /s/ Ernst & Young LLP

Walnut Creek, California
March 28, 2001